Rule 424(b)(3)
                                               File No. 333-29677

Pricing Supplement No. 0172             Dated: September 10, 1998
(To Prospectus dated June 26, 1997 and
Prospectus Supplement dated July 2, 1997)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series F
           Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $300,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent is acting as Principal)
Agent's Discount or Commission: None
Net proceeds to Company: $300,000,000 (100% of Principal Amount)
Original Issue Date (Settlement Date): September 15, 1998
Maturity Date: October 12, 1999
Agent: Chase Securities Inc.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. Dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Floating Rate (see Base Rate specified below)

    Base Rate(s):
    / / Commercial Paper Rate / / CD Rate
    / / CMT Rate              / / Federal Funds Rate
    / / J.J. Kenny Rate       / / Prime Rate
    / / Treasury Rate         / / 11th District Cost of Funds Rate
    /X/ LIBOR:
          Designated LIBOR Page:  / / LIBOR-Reuters
                                  /X/ LIBOR-Telerate page 3750
          Index Currency (if other than U.S. dollars):
    / / Other (see Attachment)

Index Maturity: (i) For the one-month period from the Original
  Issue Date to the first Interest Payment Date (the "One-Month Short Period"), the Index Maturity shall be 30-day USD LIBOR; and (ii) for each Interest Reset Period thereafter, the Index Maturity shall be 3-month USD LIBOR.

Initial Interest Rate: The Initial Interest Rate applicable during the One-Month Short Period shall be calculated in accordance with the provisions hereof; provided, that, solely for purposes of calculating such Initial Interest Rate, the Original Issue Date shall be deemed to be the first Interest Reset Date.

Interest Payment Date(s): October 12, 1998, January 12, 1999,
  April 12, 1999, July 12, 1999 and the Maturity Date.

Interest Reset Period: (i) For the One-Month Short Period only, the Interest Reset Period shall be monthly; and (ii) thereafter, the Interest Reset Period shall be quarterly.

Interest Reset Date(s): Interest Payment Date(s)
Spread: minus 0.085%
Calculation Agent: Citibank, N.A.

Other provisions:
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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
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Early redemption at Company's option:
  /X/ No    / / Yes  (See below)

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.